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                                                                     EXHIBIT 2.6



                             AUTHORISATION AGREEMENT

This AUTHORISATION AGREEMENT ("AGREEMENT") is made on this the 17th day of July, 2002 by and between:

A. MR. RAMAN ROY, son of Mr. Parshotam Roy, residing at B-74, Sarvodaya Enclave, New Delhi 110067 (hereinafter referred to as "ROY" or "RAMAN ROY" which expression shall unless it be repugnant to the context be deemed to include his legal representatives, executors, administrators and permitted assigns); and

B. WIPRO LIMITED, a company incorporated under the Companies Act ,1956,, having its registered office at Doddakannelli, Sarjapur Road, Bangalore 560 035, (hereinafter referred to as "WIPRO" which expression shall unless it be repugnant to the context be deemed to include its successors, and permitted assigns).

Each of Roy and WIPRO shall be referred to herein as a "PARTY" and jointly as the "PARTIES".


RECITALS

A. Spectramind eServices Private Limited ("COMPANY") is engaged in the business of remote processing activities and has set up a remote processing centre at Okhla, New Delhi.

B. ChrysCapital I, LLC, Mauritius ("CHRYSCAPITAL'), Housing Development and Finance Corporation Limited ("HDFC"), Raman Roy and the Spectramind Limited, Bermuda had entered into a Shareholders' Agreement dated as of March 15, 2000 (the "OLD SHAREHOLDERS' AGREEMENT") in relation to investments in the Spectramind Limited, Bermuda, Spectramind Limited, Mauritius and the Company.

C ChrysCapital, HDFC, Raman Roy, WIPRO, Spectramind Limited, Mauritius, Spectramind Limited, Bremuda and the Company had entered into another Shareholders Agreement dated as of October 18, 2001 ("PRESENT SHAREHOLDERS AGREEMENT") which superceded and replaced in its entirety the Old Shareholders Agreement.

D. ChrysCapital, HDFC, Mr. Raman Roy, WIPRO, American Express Travel Related Services Company, Inc ("AMEX"), Spectramind Limited, Mauritius, Spectramind Limited, Bermuda and the Company had entered into a Modified Shareholders Agreement dated as of 12th February, 2002 which partly amended the Present Shareholders Agreement ("MODIFIED SHAREHOLDERS AGREEMENT").

E. WIPRO intends to purchase the shares, warrants and shares arising out of exercised options held by employees of the Company as listed in Schedule 1 (each member being an "EMPLOYEE" and collectively "EMPLOYEES") who have acquired the shares arising out of exercised options pursuant to their respective Stock Option Agreement entered into with the Company as modified by their respective Modified Stock Option Agreement dated July 15, 2002 with respect of the grant of options to the relevant employee under the employee stock option scheme of the Company.

F. WIPRO wishes to enter into a Securities Sale and Purchase Agreement ("SPA") with each of the Employees and have arrived at an understanding with Roy, who is the Managing Director of the Company, for facilitating the same as per the terms set out herein.

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NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties hereby agree as follows:

1. EXECUTION OF SEPARATE SPA WITH EACH EMPLOYEE: As the Managing Director of the Company Roy hereby agrees to secure the execution by each of the Employees of a separate Securities Sale and Purchase Agreement ("SPA") substantially in the form attached to this Agreement as Annex 1 on or before July 28, 2002. Roy has also entered into a separate Securities Sale and Purchase Agreement with WIPRO ("ROY SPA") in respect of the sale of his securities in the Company,

     The execution by each of the Employees of the separate SPA with WIPRO shall be a condition precedent to WIPRO performing its obligations under the ROY SPA or any other SPA with any of the Management Team members or any of the employees and Roy shall sign this Agreement as a authorised representative of each of the Management Team members for the purpose of giving effect to the foregoing. This Agreement shall constitute, to the extent required, a written modification of the ROY SPA.

2. ENTIRE UNDERSTANDING: This Agreement constitutes the entire understanding of the Parties with reference to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties with respect to the subject matter hereof, and shall not be amended, modified, altered or changed in any way except by a writing executed by the Parties.

3. ARBITRATION: If any disputes, differences, or questions arise in respect of this Agreement or the subject matter hereof, the same shall be settled by arbitration in accordance with the Arbitration and Conciliation Act, 1996 by a sole arbitrator. The arbitration shall take place in Bangalore and shall be conducted in English. During the arbitration, all Parties shall continue to fulfill their respective obligations under this Agreement except for such obligations and other matters which are the subject of the arbitration. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties concerned. The award may include an award of costs, including reasonable attorneys' fees and disbursements.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first mentioned above.

SIGNED BY                                        )
FOR AND ON BEHALF OF                             )
WIPRO LIMITED                                    )

IN THE PRESENCE OF                               )

SIGNED BY                                        )
RAMAN ROY                                        )

IN THE PRESENCE OF                               )

SIGNED BY                                        )
RAMAN ROY                                        )
AS AUTHORISED REPRESENTATIVE OF                  )
THE MANAGEMENT TEAM AND EMPLOYEES                )
IN THE PRESENCE OF                               )

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